USD$250,000	Vancouver, BC
June 24, 2010

PROMISSORY NOTE

FOR VALUE RECEIVED, Fero Industries, Inc., a Colorado corporation (the “Borrower”), promises to pay to the order of Peter Hogendoorn, an individual, with an address at 13288 Amble Green Place, Surrey, BC, Canada V4A 6P5, (the “Holder”), the principal amount of Two Hundred Fifty Thousand Dollars ($250,000), together with interest incurred thereon as hereinafter provided (the "Funds").  Any payments of amounts due hereunder shall be in such currency of the United States at the time of payment as shall be legal tender for the payment of public or private debts.

1.

Use of Funds. The Funds shall be remitted by the Holder, or its assign, to the Trust Account of Synergy Business Lawyers, with offices located at PO Box 12577, Suite 2480 - 1066 West Hastings Street, Vancouver, B.C. Canada V6E 3X2, to be held in trust for the benefit of Gvest Inc. and to be released to Gvest Inc. on Borrower's behalf in accordance with instructions delivered by Borrower, or its counsel, to Synergy Business Lawyers.

2.

Interest.  Prior to the date upon which this Note becomes due and payable as described herein, the unpaid balance of the principal amount shall accrue simple interest at a rate equal to 1% over the average Prime Rate during the term of this Note. For the purposes of this Promissory Note, "Prime Rate" means the per annum rate of interest announced periodically by the Royal Bank of Canada at its main branch, Vancouver, British Columbia, as its "prime interest rate" and used by it as a reference rate for calculating rates of interest on Canadian dollar commercial loans made in Canada. A statement of an officer of said bank as to the amount of its Prime Rate shall be conclusive as between the parties. Interest shall be compounded annually and shall be computed on the basis of a 360-day year.

3.

Repayment. Except as otherwise provided herein, all principal and interest accrued and unpaid hereunder shall become due thirty days (30) from the date of execution hereof (the “Maturity Date”), and shall be payable by the Borrower to the Holder in full on the Maturity Date; thereafter, by mutual agreement of the parties hereto, the principal and all accrued interest thereon shall be due and payable within ten (10) days of written demand by Holder provided that, this Note may be repaid in whole or in part by the Borrower without penalty or premium at any time and from time to time prior to the Maturity Date.

4.

Events of Default.

Borrower will be in default if any of the following occur:

(a)

Borrower fails to make any payment when due;

(b)

Borrower breaks any promise Borrower has made to Holder, or Borrower fails to perform promptly at the time and strictly in the manner provided in this Note or in any other agreement or loan Borrower has with Holder;

(c)

Borrower becomes insolvent, a receiver is appointed for any part of Borrower's property, Borrower makes an assignment for the benefit of creditors, or any proceeding is commenced either by Borrower or against Borrower under any bankruptcy or insolvency laws.

5.

Assignment. This Note may be assigned, transferred or otherwise negotiated by the Holder without the prior written consent of the Borrower.

6.

Severability. In the event any one or more of the provisions of this Note shall for any reason be held to be invalid, illegal or unenforceable, in whole or in part or in any respect, or in the event that any one or more of the provisions of this Note operate or would prospectively operate to invalidate this Note, then and in any such event, such provision(s) only shall be deemed null and void and shall not affect any other provision of this Note and the remaining provisions of this Note shall remain operative and in full force and effect and in no way shall be affected, prejudiced or disturbed thereby.

7.

Successors and Assigns. All covenants, agreements and undertakings in this Note by or on behalf of any of the parties shall bind and inure to the benefit of the respective successors and permitted assigns of the parties whether so expressed or not.

8.

Notices. Any and all notices, requests, consents and demands required or permitted to be given hereunder shall be in writing, delivered to the legal addresses of the parties hereto. Either party may change by notice the address to which notices to it are to be addressed.

9.

Waiver of Presentment. The Borrower and all endorsers and guarantors of this Note herein, if any, waive presentment for payment, demand, protest, notice of protest for nonpayment and notice of dishonor of this Note; waive all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note; and consent to any extension or postponement of the time of payment or any other indulgence.

10.

Governing. This Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of Colorado, without giving effect to the conflict of law provisions thereof.

11.

Expenses. The Borrower hereby agrees to pay to the Holder all expenses incurred by the Holder, including reasonable attorneys' fees, in enforcing and collecting amounts due hereunder.

12.

Entire Agreement. This Note contains the entire agreement between the Borrower and the Holder with respect to the subject matter hereof, and supersedes every course of dealing, other conduct or oral agreement or representation previously made by the Holder. No change in this Note shall be effective unless made in a writing duly executed by the Holder and the Borrower.

IN WITNESS WHEREOF, the Borrower has caused this Note to be signed on the date first set forth above.

FERO INDUSTRIES, INC.

/s/   Kyle Schlosser
By: Kyle Schlosser

Dated: June 24, 2010

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